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Exhibit 24.1

CERTIFIED COPY
OF A
RESOLUTION
OF
THE BOARD OF DIRECTORS
OF
THOMPSON CREEK METALS COMPANY INC

        I, Lorna D. MacGillivray, Assistant Secretary of Thompson Creek Metals Company Inc., hereby certify that the resolution set out below is a true and correct copy of the resolution passed by the Board of Directors of the Corporation at a meeting duly held and properly constituted on February 25, 2010, which resolution remains in full force and effect, unamended:

        "RESOLVED THAT:    The draft Annual Report on Form 10-K for the year ended December 31, 2009 (the "10-K") including the audited financial statements of the Corporation as at December 31, 2009 consisting of a Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Cash Flows, Consolidated Statements of Shareholders' Equity and Comprehensive Income, and together with the notes thereto and Management's Discussion and Analysis, as circulated to the Directors, be approved with such changes as may be approved by the Chairman and Chief Executive Officer or the Chief Financial Officer and Vice President, Finance, and the Chairman and Chief Executive Officer be authorized and directed to finalize and sign the 10-K and the Secretary or the Assistant Secretary be authorized and directed to file the 10-K with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and with the Canadian securities commissions."

        IN WITNESS WHEREOF, I have hereunto subscribed my name, this 25th day of February, 2010.

/s/ LORNA D. MACGILLIVRAY Lorna D. MacGillivray Assistant Secretary

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CERTIFIED COPY OF A RESOLUTION OF THE BOARD OF DIRECTORS OF THOMPSON CREEK METALS COMPANY INC